Exhibit 99.1

Inergy Reports Record Fiscal 2007 Annual Results

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (November 28, 2007) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the fiscal fourth quarter and year ended September 30, 2007.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $211.2 million for the year ended September 30, 2007, an increase of $35.8 million, or approximately 20.4% from $175.4 million for the year ended September 30, 2006. Distributable cash flow was $155.8 million in fiscal 2007 compared to $119.4 million in fiscal 2006, an increase of approximately 30%. Distributable cash flow per unit on a fully distributed basis increased approximately 8.3% to $2.47 per diluted limited partner unit in 2007 from $2.28 per diluted limited partner unit in 2006.

Net income, excluding certain items as discussed below, was $74.4 million for the year ended September 30, 2007, or $0.98 per diluted limited partner unit (exclusions include the recognition of $0.6 million of non-cash gains from derivative contracts associated with retail propane fixed price sales, and a loss of $8.0 million on the disposal of excess property, plant and equipment). Net income for fiscal 2006 was $41.3 million or $0.55 per diluted limited partner unit (excluding the $20.0 million non-cash charge from derivative contracts associated with retail propane fixed price sales and an $11.5 million loss on the disposal of excess property, plant and equipment).

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.595 per limited partner unit ($2.38 annually) for the quarter ended September 30, 2007. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 14, 2007.

“Fiscal 2007 was an outstanding year for Inergy. Our results speak for themselves,” said John Sherman, President and CEO of Inergy. “Once again our management team and entire workforce have delivered what was expected of them, building on an exceptional track record of consistent performance year in and year out.”

For fiscal 2007, Inergy closed thirteen acquisitions, including eleven propane and two midstream acquisitions. All of the transactions are expected to be accretive on a distributable cash flow per unit basis.

Inergy also reiterates its previously announced adjusted EBITDA guidance range for the full fiscal year ended September 30, 2008, of $235 million to $245 million.

“Fiscal 2008 is underway and we are focused on achieving our current objectives,” said Mr. Sherman. “We expect continued execution of our growth strategy in both our propane and midstream business units on behalf of our unitholders.”

Fiscal Year End Results

Retail propane gallon sales increased to 362.2 million gallons for the year ended September 30,

2007, from 360.3 million gallons sold in 2006. Retail propane gross profit, excluding the $0.6 million non-cash gain on derivative contracts discussed above, increased to $313.3 million for the year ended September 30, 2007, as compared to $300.7 million in 2006, excluding the $20.0 million non-cash charges discussed above. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $85.3 million in the year ended September 30, 2007, compared to $77.1 million in 2006.

Gross profit from midstream operations for the year ended September 30, 2007, increased to $62.2 million from $42.0 million in the prior year.

Operating and administrative expenses for the year ended September 30, 2007, were $252.2 million compared to $248.1 million in the same period of 2006.

During 2007 and 2006, a loss of $8.0 million and $11.5 million, respectively, was recognized on the write-down and disposal of certain tanks, vehicles, and properties deemed to be surplus or non-performing. These assets were identified as part of the integration and efficiency efforts associated with over $1.1 billion of businesses acquired since November 2004. The majority of this recognition occurred in the fourth quarter of each year.

Fourth Quarter Results

Inergy reported Adjusted EBITDA of $13.8 million for the three months ended September 30, 2007, an increase of $3.7 million, or 37%, from $10.1 million reported in the fourth quarter of last year. Net loss for the quarter (excluding the recognition of $0.1 million of non-cash gains from derivative contracts associated with retail propane fixed price sales and a loss of $6.4 million on the disposal of excess property, plant and equipment) was $(22.0) million for the three months ended September 30, 2007. Excluding a $0.4 million non-cash charge associated with retail propane fixed price sales and a loss of $9.1 million on the disposal of excess property, plant and equipment, net loss in the three months ended September 30, 2006, was $(20.8) million. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter. Net loss per limited partner unit excluding the items discussed above for the quarter ended September 30, 2007, was $(0.59) per diluted limited partner unit, compared to $(0.58) per diluted limited partner unit in the same period of the prior year.

In the quarter ended September 30, 2007, retail propane gallon sales were 48.5 million gallons compared to 49.8 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding the non-cash gain/loss on derivative contracts discussed above, was $37.0 million for the quarter ended September 30, 2007, as compared to $39.8 million for the quarter ended September 30, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $16.2 million in the quarter ended September 30, 2007, compared to $17.9 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $17.4 million for the quarter ended September 30, 2007, from $11.2 million for the same quarter in the prior year.

For the quarter ended September 30, 2007, operating and administrative expenses decreased to $57.5 million compared to $59.4 million in the same period of fiscal 2006.

Inergy Holdings, L.P.

As discussed above, the $0.595 per limited partner unit distribution by Inergy, L.P. resulted in

Inergy Holdings, L.P. receiving a total distribution of $11.4 million with respect to the fourth fiscal quarter of 2007. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.535 per limited partner unit or $2.14 on an annualized basis. This represents an approximate 43% increase over the $0.375 per limited partner unit paid for the same quarter of the prior year. The distribution was paid on November 14, 2007.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, November 28, 2007, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 22373278.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2007 and 2006

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Propane	$194.2	$172.3	$1,150.4	$1,072.3
Other	79.3	73.0	332.7	317.9

	273.5	245.3	1,483.1	1,390.2
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	153.3	128.8	820.0	779.7
Other	49.5	48.0	201.7	210.7

	202.8	176.8	1,021.7	990.4
Gross profit	70.7	68.5	461.4	399.8
Expenses:
Operating and administrative	57.5	59.4	252.2	248.1
Depreciation and amortization	22.5	18.0	83.4	76.7
Loss on disposal of assets	6.4	9.1	8.0	11.5

Operating income (loss)	(15.7)	(18.0)	117.8	63.5
Other income (expense):
Interest expense, net	(12.9)	(12.7)	(52.0)	(53.8)
Other income	0.5	0.2	1.9	0.8

Income (loss) before income taxes	(28.1)	(30.5)	67.7	10.5
Income tax (expense) benefit	(0.2)	0.2	(0.7)	(0.7)

Net income (loss)	$(28.3)	$(30.3)	$67.0	$9.8

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$7.4	$4.9	$27.5	$17.9
Beneficial conversion value of Special Units	—	—	10.3	—
Distributions paid on restricted units	0.1	—	0.2	—

Total interest in net income not attributable to limited partners’	$7.5	$4.9	$38.0	$17.9

Common unit interest	$(35.8)	$(32.7)	$29.0	$(8.9)
Senior subordinated unit interest	—	(1.9)	—	0.6
Junior subordinated unit interest	—	(0.6)	—	0.2

Total limited partners’ interest in net income (loss)	$(35.8)	$(35.2)	$29.0	$(8.1)

Net income (loss) per limited partner unit:
Basic	$(0.72)	$(0.79)	$0.61	$(0.20)

Diluted	$(0.72)	$(0.79)	$0.61	$(0.20)

Weighted average limited partners’ units outstanding (in thousands):
Basic	49,628	44,676	47,693	41,407

Diluted	49,628	44,676	47,875	41,407

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Supplemental Information:

Retail gallons sold	48.5	49.8	362.2	360.3
Cash			$7.7	$12.0
Outstanding debt:
Working capital facility			$31.0	$22.7
Acquisition facility			40.0	—
Senior unsecured notes			622.4	621.4
Other debt			16.8	15.6

Total debt			$710.2	$659.7

Total partners’ capital			$741.2	$676.1

EBITDA:
Net income (loss)	$(28.3)	$(30.3)	$67.0	$9.8
Interest expense, net	12.9	12.7	52.0	53.8
Income tax expense (benefit)	0.2	(0.2)	0.7	0.7
Depreciation and amortization	22.5	18.0	83.4	76.7

EBITDA (a)	$7.3	$0.2	$203.1	$141.0
Non-cash (gain) loss on derivative contracts	(0.1)	0.4	(0.6)	20.0
Loss on the disposal assets	6.4	9.1	8.0	11.5
Long-term incentive and equity compensation expense	0.2	0.4	0.7	2.9

Adjusted EBITDA (a)	$13.8	$10.1	$211.2	$175.4

Distributable cash flow:
Adjusted EBITDA (a)	$13.8	$10.1	$211.2	$175.4
Cash interest expense (b)	(12.2)	(12.1)	(49.6)	(51.6)
Maintenance capital expenditures (c)	(2.2)	(1.2)	(5.1)	(3.7)
Income tax (expense) benefit	(0.2)	0.2	(0.7)	(0.7)

Distributable cash flow (d)	$(0.8)	$(3.0)	$155.8	$119.4

(a)

EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive (one-time conversion bonuses) and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.

(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2007 and 2006

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Propane	$194.2	$172.3	$1,150.4	$1,072.3
Other	79.3	73.0	332.7	317.9

	273.5	245.3	1,483.1	1,390.2
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	153.3	128.8	820.0	779.7
Other	49.5	48.0	201.7	210.7

	202.8	176.8	1,021.7	990.4
Gross profit	70.7	68.5	461.4	399.8
Expenses:
Operating and administrative	57.7	59.5	253.0	249.5
Depreciation and amortization	22.5	18.1	83.4	76.8
Loss on disposal of assets	6.4	9.1	8.0	11.5

Operating income (loss)	(15.9)	(18.2)	117.0	62.0
Other income (expense):
Interest expense, net	(13.5)	(13.3)	(54.4)	(55.8)
Other income	0.5	0.2	1.9	0.8

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes and interest of non-controlling partners in Inergy, L.P.’s net income (loss)	(28.9)	(31.3)	64.5	7.0
Gain on issuance of units in Inergy, L.P.	—	—	80.6	—
Income tax (expense) benefit	—	0.6	(6.5)	(0.6)
Interest of non-controlling partners in Inergy, L.P.’s net income (loss)	32.8	32.7	(36.0)	8.0

Net income	$3.9	$2.0	$102.6	$14.4

Net income applicable to limited partners’ units	$3.9	$2.0	$102.6	$14.4

Net income per limited partner unit:
Basic	$0.19	$0.10	$5.13	$0.72

Diluted	$0.19	$0.10	$5.06	$0.71

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,006	20,000	20,003	20,000

Diluted	20,299	20,138	20,258	20,167